Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated WebMD Health Corp. 2005 Long-Term Incentive Plan of our report dated February 28, 2008, with respect to the consolidated financial statements and schedule of WebMD Health Corp., and our report dated February 28, 2008 with respect to the effectiveness of internal control over financial reporting of WebMD Health Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
August 25, 2008